EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name	Direct Parent(s)	Ownership	Jurisdiction of Incorporation
BioMarin/Genzyme LLC	Genzyme Corporation	50%	Delaware
Genzyme Europe B.V.	Imtix SangStat (Switzerland) GmbH	100%	The Netherlands
Genzyme Flanders BVBA	Genzyme International Holdings Limited	99.9%	Belgium
	SangStat Luxembourg S.à.r.l.	0.1%
Genzyme GmbH	Genzyme Europe B.V.	100%	Germany
Genzyme International Holdings Limited	SangStat Luxembourg S.à.r.l.	100%	Ireland
Genzyme Ireland Limited	Genzyme International Holdings Limited	100%	Republic of Ireland
Genzyme Limited	Genzyme Corporation	100%	United Kingdom
Genzyme Securities Corporation	Genzyme Corporation	100%	Massachusetts
Genzyme Pharmaceuticals AG	SangStat Luxembourg S.à.r.l.	100%	Switzerland
Genzyme Polyclonals S.A.S.	SangStat Medical, LLC SangStat Atlantique S.A.S.	1% 99%	France
Genzyme Therapeutic Products Limited Partnership	Genzyme Therapeutic	1%	Massachusetts
	Products Corporation
	Genzyme Therapeutic Products LLC	99%
Genzyme Therapeutic Products Corporation	Genzyme Corporation	100%	Massachusetts
Genzyme Therapeutic Products LLC	Genzyme Corporation	100%	Delaware
Imtix SangStat (Switzerland) GmbH	SangStat Luxembourg S.à.r.l.	100%	Switzerland
SangStat Atlantique S.A.S.	SangStat Medical, LLC	100%	France
SangStat Luxembourg S.à.r.l.	Genzyme Luxembourg S.à.r.l.	100%	Luxembourg